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                                                                Exhibit 99.(g.1)

                          INVESTMENT ADVISORY AGREEMENT

     This INVESTMENT ADVISORY AGREEMENT, made this ___ day of _________, by and between Western Asset/Claymore U.S. Treasury Inflation Protected Securities Fund 2, a Massachusetts business trust (the "Trust"), and Claymore Advisors, LLC, a Delaware limited liability company (the "Advisor").

     WHEREAS, the Trust is registered as a closed-end management investment company under the Investment Company Act of 1940, as amended ("1940 Act"); and

     WHEREAS, the Trust wishes to retain the Advisor to provide certain investment advisory, management, administrative and shareholder services; and

     WHEREAS, the Advisor is willing to furnish such services on the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed as follows:

     1. The Trust hereby appoints Claymore Advisors, LLC as Advisor of the Trust for the period and on the terms set forth in this Agreement. The Advisor accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

     2. The Trust shall at all times keep the Advisor fully informed with regard to the securities and other property owned by it, its funds available, or to become available, for investment, and generally as to the condition of its affairs. It shall furnish the Advisor with such other documents and information with regard to its affairs as the Advisor may from time to time reasonably request.

     3. (a) Subject to the supervision of the Trust's Board of Trustees (the "Trustees"), the Advisor shall regularly provide the Trust with investment research, advice, management and supervision and shall furnish a continuous investment program for the Trust consistent with the Trust's investment objectives, policies and restrictions. The Advisor shall determine from time to time what securities or other property will be purchased, retained or sold by the Trust, and shall implement those decisions, all subject to the provisions of the Trust's Agreement and Declaration of Trust and By-Laws, the 1940 Act, the applicable rules and regulations of the Securities and Exchange Commission, and other applicable federal and state law, as well as the investment objectives, policies and restrictions of the Trust, as each of the foregoing may be amended from time to time. The Advisor will place orders pursuant to its investment determinations for the Trust either directly with the issuer or with any broker, dealer or futures commission merchant (collectively, a "broker"). In the selection of brokers and the placing of orders for the purchase and sale of portfolio investments for the Trust, the Advisor shall seek to obtain the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as described below. In

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using its best efforts to obtain for the Trust the most favorable price and execution available, the Advisor, bearing in mind the Trust's best interests at all times, shall consider all factors it deems relevant, including, by way of illustration, price, the size of the transaction, the nature of the market for the security, the amount of the commission, the timing of the transaction taking into account market prices and trends, the reputation, experience and financial stability of the broker involved and the quality of service rendered by the broker in other transactions. Subject to such policies as the Trustees may determine, the Advisor shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Trust to pay, on behalf of the Trust, a broker that provides brokerage and research services to the Advisor or any affiliated person of the Advisor an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker would have charged for effecting that transaction, if the Advisor determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker, viewed in terms of either that particular transaction or the Advisor's overall responsibilities with respect to the Trust and to other clients of the Advisor and any affiliated person of the Advisor as to which the Advisor or any affiliated person of the Advisor exercises investment discretion. The Advisor shall also provide advice and recommendations with respect to other aspects of the business and affairs of the Trust, and shall perform such other functions of management and supervision, as may be directed by the Trustees.

     (b) In addition to the services to be provided by the Advisor pursuant to Paragraph 3(a) of this Agreement, the Advisor shall, subject to the supervision of the Trustees, provide the services set forth in EXHIBIT A attached hereto. In all matters pertaining to the performance of the services set forth in EXHIBIT A, the Advisor will act in conformity with the Trust's Agreement and Declaration of Trust, By-Laws and registration statements, each as amended from time to time, and with the directions of the Trustees and the Trust's executive officers; and will conform to and comply with the requirements of the 1940 Act and the rules and regulations thereunder and all other applicable federal or state laws and regulations. Notwithstanding any other provision of this Agreement, the Advisor shall be responsible for any expense it incurs in connection with its duties under this Paragraph 3(b).

     (c) The Trust hereby agrees with the Advisor and with any investment manager appointed pursuant to Paragraph 4 below (an "Investment Manager") that any entity or person associated with the Advisor or Investment Manager (or with any affiliated person of the Advisor or Investment Manager) that is a member of a national securities exchange is authorized to effect any transaction on such exchange for the account of the Trust which is permitted by Section 11(a) of the Securities Exchange Act of 1934, as amended, and Rule 11a2-2(T) thereunder, and the Trust hereby consents to the retention of compensation for such transactions in accordance with Rule 11a2-2(T)(a)(2)(iv) or otherwise.

     4. The Advisor may enter into a contract ("Investment Management Agreement") with one or more investment managers in which the Advisor delegates to such investment manager or investment managers any or all of its duties specified in Paragraph 3 hereunder. Such

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Investment Management Agreement must meet all requirements of the 1940 Act and the rules and regulations thereunder.

     5. (a) The Advisor, at its expense, shall supply the Board of Trustees and officers of the Trust with statistical information and reports reasonably requested by them and reasonably available to the Advisor and shall furnish the Trust with office facilities, including space, furniture and equipment and all personnel reasonably necessary for the operation of the Trust. The Advisor shall oversee the maintenance of all books and records with respect to the Trust's portfolio transactions and the keeping of the Trust's books of account in accordance with all applicable federal and state laws and regulations and shall perform such other administrative, bookkeeping or clerical duties as may be agreed upon by the parties. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Advisor hereby agrees that any records which it maintains for the Trust are the property of the Trust, and further agrees to surrender promptly to the Trust or its agents any of such records upon the Trust's request. The Advisor further agrees to arrange for the preservation of the records required to be maintained by Rule 31a-1 under the 1940 Act for the periods prescribed by Rule 31a-2 under the 1940 Act. The Advisor shall authorize and permit any of its directors, officers and employees, who may be elected as Trustees or officers of the Trust, to serve in the capacities in which they are elected. The Advisor may enter into a contract with one or more other parties in which the Advisor delegates to such party or parties any or all of the duties specified in this Paragraph 5(a).

     (b) Other than as herein specifically indicated, the Advisor shall not be responsible for the expenses of the Trust. Specifically (but without limitation), the Advisor will not be responsible for any of the following expenses of the Trust, which expenses shall be borne by the Trust: advisory fees; distribution fees; interest; taxes; governmental fees; fees, voluntary assessments and other expenses incurred in connection with membership in investment company organizations; the cost (including brokerage commissions or charges, if any) of securities or other property purchased or sold by the Trust and any losses in connection therewith; fees of custodians, transfer agents, registrars, administrators or other agents; legal expenses; expenses of preparing share certificates; expenses relating to the redemption or repurchase of the Trust's shares; expenses of registering and qualifying shares of the Trust for sale under applicable federal and state law; expenses of preparing, setting in print, printing and distributing prospectuses, reports, notices and dividends to Trust shareholders; costs of stationery; costs of shareholders' and other meetings of the Trust; Trustees' fees; audit fees; travel expenses of officers, Trustees and employees of the Trust, if any; and the Trust's pro rata portion of premiums on any fidelity bond and other insurance covering the Trust and/or its officers and Trustees.

     6. No Trustee, officer or employee of the Trust shall receive from the Trust any salary or other compensation as such Trustee, officer or employee while he or she is at the same time a director, officer, or employee of the Advisor or any affiliated company of the Advisor. This Paragraph 6 shall not apply to Trustees, executive committee members, consultants and other persons who are not regular members of the Advisor's or any affiliated company's staff.

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     7. As compensation for the services performed and expenses assumed by the
Advisor, including the services of any consultants, investment managers or other parties retained by the Advisor, the Trust shall pay the Advisor an annual fee, payable on a monthly basis, at the annual rate of 0.60% of the Trust's average weekly assets. "Average Weekly Assets" means the average weekly value of the total assets of the Trust (including any assets attributable to leverage) minus accrued liabilities (other than liabilities representing leverage). For purposes of calculating Average Weekly Assets, neither the liquidation preference of any preferred shares of beneficial interest outstanding nor any liabilities associated with any instruments or transactions used to leverage the Trust's portfolio (whether or not such instruments or transactions are "covered" within the meaning of the 1940 Act and the rules and regulations thereunder, giving effect to any interpretations of the Securities and Exchange Commission and its staff) is considered a liability. In addition, with respect to reverse repurchase or dollar roll transactions ("Repurchase Transactions") entered into by the Trust, Average Weekly Assets includes (a) any proceeds from the sale of an asset (the "Underlying Asset") of the Trust to a counterparty in a Repurchase Transaction and (b) the value of such Underlying Asset as of the relevant measuring date. The first payment of the fee shall be made as promptly as possible at the end of the month succeeding the effective date of this Agreement. For any period less than a month during which this Agreement is in effect, the fee shall be prorated according to the proportion which such period bears to a full month of 28, 29, 30 or 31 days, as the case may be. For purposes of this Agreement and except as otherwise provided herein, the Average Weekly Assets of the Trust shall be calculated pursuant to procedures adopted by the Trustees of the Trust for calculating the value of the Trust's assets or delegating such calculations to third parties. In the event that the expenses of the Trust exceed any expense limitation which the Advisor may, by written notice to the Trust, voluntarily declare to be effective with respect to the Trust, subject to such terms and conditions as the Advisor may prescribe in such notice, the compensation due the Advisor shall be reduced, and, if necessary, the Advisor shall bear the Trust's expenses to the extent required by such expense limitation.

     8. In the absence of willful misfeasance, bad faith or gross negligence on the part of the Advisor, or reckless disregard of its obligations and duties hereunder, the Advisor shall not be subject to any liability to the Trust or to any shareholder of the Trust, for any act or omission in the course of, or connected with, rendering services hereunder.

     9. Nothing in this Agreement shall limit or restrict the right of any director, officer, or employee of the Advisor who may also be a Trustee, officer, or employee of the Trust to engage in any other business or to devote his or her time and attention to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature, or limit or restrict the right of the Advisor to engage in any other business or to render services of any kind, including investment advisory and management services, to any other trust, firm, individual or association.

     10. As used in this Agreement, the terms "assignment," "interested person," "affiliated person," and "majority of the outstanding voting securities" shall have the meanings given to them by Section 2(a) of the 1940 Act, subject to such exemptions as may be granted, issued or adopted by the Securities and Exchange Commission or its staff by any rule, regulation, or order;

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the term "specifically approve at least annually" shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder; and the term "brokerage and research services" shall have the meaning given in the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

     11. This Agreement shall become effective upon its execution, and shall remain in full force and effect continuously thereafter (unless terminated automatically as set forth in Paragraph 12 below) until terminated as follows:

          (a) Either party hereto may at any time terminate this Agreement by sixty days' written notice delivered or mailed by registered mail, postage prepaid, to the other party, or

          (b) If (i) the Trustees or the shareholders of the Trust by the vote of a majority of the outstanding voting securities of the Trust, and (ii) a majority of the Trustees who are not interested persons of the Trust or of the Advisor, by vote cast in person at a meeting called for the purpose of voting on such approval, do not specifically approve at least annually the continuance of this Agreement, then this Agreement shall automatically terminate at the close of business on the second anniversary of its execution, or upon the expiration of one year from the effective date of the last such continuance, whichever is later; PROVIDED, HOWEVER, that if the continuance of this Agreement is submitted to the shareholders of the Trust for their approval and such shareholders fail to approve such continuance of this Agreement as provided herein, the Advisor may continue to serve hereunder in a manner consistent with the 1940 Act and the rules and regulations thereunder.

     Action by the Trust under paragraph (a) of this Paragraph 11 may be taken either (i) by vote of a majority of the Trustees, or (ii) by the vote of a majority of the outstanding voting securities of the Trust.

     12. Except as otherwise provided herein, this Agreement shall terminate automatically in the event of its assignment by the Advisor and shall not be assignable by the Trust without the consent of the Advisor. Any termination of this Agreement pursuant to Paragraph 11 shall be without the payment of any penalty. This Agreement shall not be amended unless such amendment is approved by the vote of a majority of the outstanding voting securities of the Trust (provided that such shareholder approval is required by the 1940 Act and the rules and regulations thereunder, giving effect to any interpretations of the Securities and Exchange Commission and its staff), and by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Trustees who are not interested persons of the Trust or of the Advisor.

     13. The Advisor hereby grants to the Trust the nonexclusive right and license to use the mark "Claymore" (the "Licensed Mark") in the Trust's name and in connection with the formation, issuance, marketing, promotion and operations of, or disclosure related to, the Trust.

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The Advisor agrees that it shall receive no compensation for any such use by the
Trust. The Advisor hereby warrants and represents that it has filed applications and/or owns rights in the Licensed Mark sufficient to grant this license. No right, title or interest in the Licensed Mark, except the right to use the Licensed Mark as provided in this Agreement, is or will be transferred to the Trust by this Agreement. Should this Agreement be terminated, the Trust agrees that it will take reasonably necessary steps to change its name to a name not including the word "Claymore."

     14. The Advisor agrees on behalf of itself and its employees to treat confidentially and as proprietary information of the Trust all records and other information relative to the Trust, any Investment Manager appointed pursuant to Paragraph 4 hereof, and all prior, current or potential shareholders of the Trust and not to use such records and information for any purpose other than the performance of its duties hereunder. The Advisor also agrees that, without the prior written consent of the Trust, it will not disclose personal information of any shareholders of the Trust ("Personal Shareholder Information") or any other confidential information, including to its affiliates, unless it is required by law to disclose the information to the recipient of such information. The Advisor further agrees, represents and warrants that (a) only those employees of the Advisor who need to do so in carrying out their job responsibilities may access Personal Shareholder Information; (b) it maintains physical, electronic and procedural safeguards that comply with federal standards to protect confidentiality; and (c) it may use Personal Shareholder Information only for the purposes set forth in this Agreement. Upon termination of this Agreement, all confidential information shall be promptly returned unless otherwise agreed to by the parties, although copies may be retained.

     15. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof. Should any part of this Agreement be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding and shall inure to the benefit of the parties hereto and their respective successors.

     16. A copy of the Trust's Agreement and Declaration of Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this Agreement has been executed on behalf of the Trust by an officer of the Trust as an officer and not individually and the obligations of or arising out of this Agreement are not binding upon any of the Trustees, officers or shareholders of the Trust individually but are binding only upon the assets and property of the Trust.

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized.

Attest:                         WESTERN ASSET/CLAYMORE U.S. TREASURY
                                INFLATION PROTECTED SECURITIES FUND 2


By:                             By:
    ----------------                ---------------------------------


Attest:                         CLAYMORE ADVISORS, LLC


By:                             By:
    ----------------                ---------------------------------

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                                    EXHIBIT A

     - Reply to requests for information concerning the Trust from shareholders or prospective shareholders, brokers or the public;

     - Aid in the secondary market support of the Trust through regular written and oral communications with the Trust's New York Stock Exchange specialist, the closed-end fund analyst community and various information providers specializing in the dissemination of closed end fund information;

     - Prepare (or oversee the preparation) for review and approval by officers of the Trust financial information for the Trust's reports to be sent to the Trust's shareholders, and arrange for the printing and dissemination of such reports to shareholders;

     - Prepare (or oversee the preparation) for review by an officer of the Trust all reports required to be filed with the Securities and Exchange Commission, including reports on Forms N-SAR and N-CSR, and in the filing of such completed forms with the Securities and Exchange Commission;

     - Assist in the dissemination to shareholders of the Trust's proxy materials and assist in the filing of such materials with the Trust's regulators, and oversee the tabulation of proxies by the Trust's transfer agent;

     - Determine the amounts available for distribution as dividends and distributions to be paid by the Trust to its shareholders; prepare and arrange for the printing of dividend notices to shareholders; and assist in the preparation of materials relevant to the Trust's Dividend Reinvestment Plan;

     - Establish and maintain a toll-free number for sales support and marketing requests on an ongoing basis;

     - Develop and maintain, as agreed by the Trust, a website for the Trust which will provide daily and weekly updates, daily net asset value and price information, monthly distribution notifications and such other information reasonably requested by the Trust, as well as hyperlinks to the websites of the Advisor and any Investment Manager appointed pursuant to Paragraph 4 above, for added information;

     - Make the Trust and any Investment Manager aware of trading strategies that might be used for the Trust and communicate to the investment community any changes made to the Trust's trading strategies;

     - Assist, as agreed by the Trust, in the provision of materials regarding the Trust to the investment community and current and prospective investors;

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     -    Assist in the review of materials made available to shareholders and prospective investors to assure compliance with applicable laws, rules and regulations;

     - Oversee, as agreed by the Trust, the dissemination of the Trust's net asset value, market price and discount;

     -    Host analyst meetings as appropriate;

     - Provide persons to serve as officers and trustees of the Trust, as the Trust may request;

     - Maintain ongoing contact with brokers in branch offices whose clients hold Trust shares or whose clients may have an interest in acquiring Trust shares, including providing, among other things, progress reports on the Trust, dividend announcements and performance updates;

     -    Assist in the drafting of press releases to the public;

     - Make such reports and recommendations to the Trustees as the Trustees reasonably request or deem appropriate;

     - Oversee, in consultation with, and as agreed by, any Investment Manager, matters relating to the conduct and administration of meetings of the Trustees, including, without limitation, the preparation and distribution of all appropriate materials to the Trustees in advance of any such meetings, the scheduling of such meetings, communication with respect to such meetings and, if requested, the hosting of such meetings (including arranging any off-site meetings);

     - Oversee the maintenance by the Trust's custodian and transfer agent and dividend disbursing agent of certain books and records of the Trust as required under Rule 31a-1(b)(4) of the 1940 Act and maintain (or oversee maintenance by the Trust's administrator or such other persons as approved by the Trustees) such other books and records required by law or for the proper operation of the Trust;

     - Oversee the preparation and filing of the Trust's federal, state and local income tax returns and any other required tax returns;

     - Review the appropriateness of and arrange for payment of the Trust's expenses;

     - Prepare (or oversee the preparation of) such information and reports as may be required by any stock exchange or exchanges on which the Trust's shares are listed;

     - Oversee and review calculations of fees paid to the Trust's service providers;

     - Oversee the Trust's portfolio and perform necessary calculations as required under Section 18 of the 1940 Act;

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     -    Consult with the Trust's officers, independent accountants, legal counsel, custodian, administrator or other accounting agent, transfer agent and dividend disbursing agent in establishing the accounting policies of the Trust and monitor financial and shareholder accounting services;

     - Review implementation of any share purchase programs authorized by the Trustees;

     - Prepare such information and reports as may be required by any banks from which the Trust borrows funds;

     - Provide such assistance to the custodian and the Trust's counsel and auditors as generally may be required to properly carry on the business and operations of the Trust; and

     - Provide such other services as the parties may mutually agree from time to time.

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